SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 12b-25

Commission File Number 1-16695

NOTIFICATION OF LATE FILING

(Check One):   ☐ Form 10-K    ☐ Form 11-K    ☐ Form 20-F    ☒ Form 10-Q
               ☐ Form N-SAR

               For Period Ended: March 31, 2011

     ☐  Transition Report on Form 10-K

     ☐  Transition Report on Form 20-F

     ☐  Transition Report on Form 11-K

     ☐  Transition Report on Form 10-Q

     ☐  Transition Report on Form N-SAR

          For the Transition Period Ended:

     Read attached instruction  sheet before  preparing  form.  Please print or type.

     Nothing in this form shall be  construed to imply that the  Commission  has verified any information contained herein.

     If the  notification  relates  to a portion of the  filing  checked  above, identify the item(s) to which the notification relates:

PART I
REGISTRANT INFORMATION

 Asia Cork Inc.
________________________________________________________________________________
Full Name of Registrant

________________________________________________________________________________
Former Name if Applicable

3rd Floor, A Tower of Chuang Xin, Information Building, No. 72 Second Keji Road, Hi Tech Zone
_______________________________________________________________________________
Address of Principal Executive Office (Street and Number)

Xi’An City, Shanxi, China
_______________________________________________________________________________
City, State and Zip Code

PART II
RULE 12b-25(b) AND (c)

     If the subject  report could not be filed  without  unreasonable  effort or expense  and  the  registrant  seeks  relief  pursuant  to Rule  12b-25(b),  the following should be completed. (Check box if appropriate.)

     |    (a)  The reasons  described in  reasonable  detail in Part III of this
   ☒       form  could  not be  eliminated  without  unreasonable  effort or
     |         expense;
     |
     |    (b)  The subject annual report,  semi-annual report, transition report
     |         on Form 10-K,  Form  20-F,  Form 11-K or Form  N-SAR,  or portion
   ☒       thereof  will  be  filed  on or  before  the  15th  calendar  day
     |         following  the  prescribed  due date;  or the  subject  quarterly
     |         report or transition report on Form 10-Q, or portion thereof will
     |         be filed on or  before  the  fifth  calendar  day  following  the
     |         prescribed due date; and
     |
     |    (c)  The  accountant's  statement  or other  exhibit  required by Rule
     |         12b-25(c) has been attached if applicable.

PART III
NARRATIVE

     State below in reasonable  detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the  transition  report  portion  thereof  could  not  be  filed  within  the prescribed time period. (Attach extra sheets if needed.)

The Registrant is unable to file its Form 10-Q for the Quarter ended March 31, 2011 in a timely manner because the Registrant is not able to complete its financial statements without unreasonable effort or expense.

PART IV
OTHER INFORMATION

(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification

Louis E. Taubman                (212) 732-7184 ext. 208
     ---------------------------------------------------------------------------
                       (Name)                     (Area Code) (Telephone Number)

(2)  Have all other periodic  reports  required under Section 13 or 15(d) of the
     Securities Exchange Act of 1934 or Section 30 of the Investment Company Act
     of 1940 during the preceding 12 months or for such shorter  period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 ☒ Yes  ☐ No

(3)  Is it anticipated that any significant change in results of operations from the corresponding  period for the last fiscal year will be reflected by the earnings  statements  to be  included  in the  subject  report  or  portion thereof?
                                                                 ☐ Yes  ☒ No

     If so: attach an explanation of the anticipated  change,  both  narratively and  quantitatively,  and, if  appropriate,  state the reasons why a  reasonable estimate of the results cannot be made.

Asia Cork, Inc. has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized

Date: May 16, 2011	By:	/s/ Pengcheng Chen
Pengcheng Chen
Chief Executive Officer